Filed pursuant to Rule 424(b)(3)
Registration No. 333-160683

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated July 30, 2009)

GILAT SATELLITE NETWORKS LTD.

The information in this prospectus supplement concerning the selling shareholders amends certain information in the prospectus set forth under the caption “Selling Shareholders”.

The sole purpose of this prospectus supplement is to modify the “Selling Shareholder” section to reflect the reallocation of our ordinary shares by York Capital Management, which is listed as a selling shareholder in the prospectus, to affiliates, and the addition of an affiliate as a selling shareholder.

This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Shareholder” section of the prospectus is not otherwise affected by this prospectus supplement.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is July 6, 2010.

The information in the table supersedes in its entirety the information with respect to York Capital Management  in the table appearing under the heading “Selling Shareholder” in the prospectus, including the information on beneficial ownership of the ordinary shares set forth in footnote (1) to such table.  All other information in the prospectus shall remain unchanged.

The information in this table is based on  40,363,337 ordinary shares outstanding as of  July 6, 2010. The first column lists the name of each Selling Shareholder. The second and third columns list the number and percentage of ordinary shares beneficially owned by such Selling Shareholder prior to the offering, based on such Selling Shareholder’s ownership of the ordinary shares, as of July 6, 2010. The fourth column lists the ordinary shares being offered by this prospectus by such Selling Shareholder. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by such Selling Shareholder pursuant to this prospectus. Each Selling Shareholder may sell all, some or none of their shares in this offering.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Percentage of Ordinary Shares Beneficially Owned Prior to Offering	Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering
York Capital Management Global Advisors, LLC (1)	7,634,495	18.9%	7,634,495	--	--
JGD Management Corp. (1) (2)	487,156	1.2%	487,156	--	--

(1)
The information in this table is based on Amendment No. 7 to Schedule 13D jointly filed on April 12, 2010 by  (i) York Capital Management Global Advisors, LLC, a New York limited liability company (“YGA”), with respect to 7,634,495 ordinary shares and (ii) JGD Management Corp., a Delaware corporation (“JGD”) doing business as York Capital Management, with respect to 487,156 ordinary shares.

YGA, the sole managing member of the general partner of each of the entities numbered (i)-(v) below, exercises investment discretion over such investment funds. The following shares are owned by these entities:

(i) 572,569 ordinary shares directly owned by York Capital Management, L.P., a Delaware limited partnership;
(ii) 5,556,527 ordinary shares directly owned by York Investment Master Fund, L.P., a Cayman Islands exempted limited partnership;
(iii) 301,080 ordinary shares directly owned by York Credit Opportunities Fund, L.P., a Delaware limited partnership;
(iv) 645,709 ordinary shares directly owned by York Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership; and
(v) 558,610 ordinary shares directly owned by Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership.

The principal business address of each of these entities is c/o York Capital Management Global Advisors, LLC, 767 Fifth Avenue, 17th Floor, New York, New York, 10153.

(2)
487,156 ordinary shares are directly owned by an account managed by JGD.  The sole shareholder of JGD is James G. Dinan.

The principal business address of this entity is c/o York Capital Management Global Advisors, LLC, 767 Fifth Avenue, 17th Floor, New York, New York, 10153.